GALAXY FUND II

("Galaxy II")

Registration No. 811-06051

Form N-SAR

Semi-Annual Period Ended September 30, 2001

Sub-Item 77M: Mergers.

The Galaxy II Large Company Index Fund acquired the assets and liabilities of the Pillar Equity Index Fund ("Reorganization").

With regard to the circumstances and the details of the Reorganization, Galaxy II hereby incorporates by reference the definitive Combined Proxy Statement/Prospectus dated May 22, 2001 and Statement of Additional Information dated May 21, 2001, each as filed electronically with the Securities and Exchange Commission (the "SEC") on May 24, 2001, (Accession No. 0000912057-01-517466) (the "Proxy Soliciting Materials").

The following information is provided in response to questions not addressed in the Proxy Soliciting Materials:

(a) The Reorganization of the Pillar Equity Index Fund closed on August 27, 2001.

(b) A Special Meeting of Shareholders of The Pillar Funds ("Pillar") to approve the Reorganization Agreement was held on July 19, 2001. Information concerning the results of the Special Shareholders' Meeting is incorporated herein by reference to the notes to the financial statements contained within the Semi-Annual Report to Shareholders of Pillar for its semi-annual period ended June 30, 2001 which was filed electronically with the SEC on August 29, 2001, (Accession No. 0000935069-01-500448). No other parts of the Semi-Annual Report to Shareholders of Pillar are incorporated herein by reference.

(c) It is Galaxy II's understanding that Pillar has filed with the SEC an Application pursuant to Section 8(f) of the Investment Company Act of 1940 and Rule 8f-1 thereunder, for an Order declaring that it has ceased to be an investment company. Upon receipt of the Order, it is expected that Pillar will terminate its existence under state law.

Sub-Item 77Q1: Exhibits.

(g) Copies of any merger or consolidation agreement, and other documents relevant to the information sought in Sub-Item 77M, above.

The Reorganization Agreement by and between Galaxy II and Pillar is incorporated herein by reference to Appendix I of the definitive Combined Proxy Statement/Prospectus dated May 22, 2001, as filed electronically with the SEC on May 24, 2001, (Accession No.0000912057-01-517466).